Media Contact: Gary Mickelson, 479-290-6111
Investor Contact: Ruth Ann Wisener, 479-290-4235

TYSON REPORTS THIRD QUARTER

AND NINE MONTHS RESULTS

•	Oversupply of proteins negatively impacted sales prices and operating results
•	Fiscal 2006 diluted loss per share is now estimated to be $0.41 to $0.51
•	$200 million cost savings plan initiated
•	Tax account balance review initiated

Springdale, Arkansas – July 31, 2006 - Tyson Foods, Inc. (NYSE: TSN), today reported a loss of $0.15 per diluted share for the third fiscal quarter ended July 1, 2006, compared to $0.36 diluted earnings per share in the same quarter last year. Third quarter 2006 sales were $6.4 billion compared to $6.7 billion for the same period last year. Operating loss was $25 million compared to operating income of $256 million, and net loss was $52 million compared to net income of $131 million, for the same period last year.

Loss per diluted share for the first nine months of fiscal 2006 was $0.41 compared to diluted earnings per share of $0.71 in the same period last year. Sales for the first nine months of fiscal 2006 were $19.1 billion compared to $19.5 billion for the same period last year. Operating loss for the first nine months of fiscal 2006 was $57 million compared to operating income of $557 million, and net loss was $140 million compared to net income of $255 million, for the same period last year.

Pretax loss for the first nine months of fiscal 2006 included $59 million, or $0.11 per diluted share, of costs related to beef and prepared foods plant closings.

Pretax earnings for the third quarter and nine months of fiscal 2005 included costs of $33 million related to a legal settlement involving the Company’s live swine operations, and $10 million and $15 million, respectively, related to poultry and prepared foods plant closings. The nine months of fiscal 2005 included $12 million received in connection with vitamin antitrust litigation and a gain of $8 million from the sale of the Company’s remaining interest in Specialty Brands, Inc. The combined effect of these items decreased diluted earnings per share by $0.08 and $0.05 for the third quarter and nine months of fiscal 2005, respectively.

“Our Beef, Pork and Prepared Foods segments’ operating results improved $126 million over the second quarter, excluding plant closing charges of $59 million,” said Richard L. Bond, president and chief executive officer. “However, despite improvements, the third quarter remained challenging with losses in the Chicken and Beef segments. The oversupply of chicken and forward sales of leg quarters led to lower average sales prices in the third quarter as compared to the same quarter last year. In our Beef segment, May and June were positive, but not enough to offset a very difficult April. In addition, our Canadian operations continue to struggle, compounded by the strong Canadian currency.

“According to poultry industry production data, supply and demand should be in better balance during the remainder of the fourth quarter, and we expect our Chicken segment to post positive results. Although forward leg quarter sales adversely affected July, leg quarter pricing for August and September will be significantly better. As cattle supplies continue to increase year over year, we expect our Beef segment to break even in the fourth quarter. We expect Prepared Foods earnings to improve and the Pork segment should remain flat.

“The Company’s operating results improved significantly from the second quarter to the third quarter, and we expect the improvement to continue into the fourth quarter. We are projecting a diluted loss per share range of $0.41 to $0.51 for the fiscal year.

“We are taking aggressive measures to return the company to profitability as soon as possible. Our chicken inventories have been significantly reduced from historical highs, and we are reviewing our structure and processes to ensure efficient and cost effective operations throughout our company,” Bond said. “We have implemented a comprehensive cost management initiative to generate approximately $200 million in cost reductions. Approximately half will be divided equally among consulting and professional fees, sales and marketing. The remaining $100 million is expected to be divided equally between staffing costs and other expenses.”

TYSON FOODS, INC.

News Release

July 31, 2006

Tax Account Balance Review

Tyson announced it started a review of its tax account balances. In connection with its renewal of certain leases, the Company noted differences in deferred tax liabilities related to temporary book to tax basis differences. At this time, the tax effect of the aggregate basis differences related to the leases is an understatement of approximately $22 million.

Tyson initiated a review process to assess the adequacy of tax liabilities recorded for basis differences and for all of its tax account balances, not just those related to its lease agreements. As this process continues, additional information, including additional temporary differences, positive or negative, may be discovered which could materially impact the accounting for the preliminary differences indicated above. However, management does not believe this will have a material impact on the results of operations for the nine months ended July 1, 2006 or July 2, 2005. Once the review is completed, which is currently expected to be by October 31, 2006, the Company will make a final determination as to what, if any, adjustments should be recorded in the Company’s financial statements and in which period any such adjustments should be recorded.

Outlook

Based upon the Company’s outlook for fiscal year 2006, including its view of all the various markets, the Company now estimates its fiscal 2006 diluted loss per share to be in the range of $0.41 to $0.51.

Segment Performance Review (in millions)

Sales
(for the third quarter and nine months ended July 1, 2006, and July 2, 2005)
	Third Quarter				Nine Months
				Avg. Sales				Avg. Sales
	Sales	Sales	Volume	Price	Sales	Sales	Volume	Price
	2006	2005	Change	Change	2006	2005	Change	Change
Chicken	$1,922	$2,085	7.0%	(13.9)%	$5,968	$6,207	4.8%	(8.3)%
Beef	3,032	3,102	6.3%	(8.0)%	8,804	8,671	4.2%	(2.6)%
Pork	754	811	(1.9)%	(5.2)%	2,275	2,484	0.0%	(8.5)%
Prepared Foods	661	696	0.9%	(5.7)%	1,995	2,119	(0.8)%	(5.1)%
Other	14	14	n/a	n/a	46	38	n/a	n/a
Total	$6,383	$6,708	4.9%	(9.3)%	$19,088	$19,519	3.4%	(5.4)%

Operating Income (Loss)
(for the third quarter and nine months ended July 1, 2006, and July 2, 2005)
	Third Quarter				Nine Months
			Operating Margin				Operating Margin
	2006	2005	2006	2005	2006	2005	2006	2005
Chicken	$(59)	$198	(3.1)%	9.5%	$73	$445	1.2%	7.2%
Beef	(10)	36	(0.3)%	1.2%	(262)	1	(3.0)%	0.0%
Pork	12	(19)	1.6%	(2.3)%	32	15	1.4%	0.6%
Prepared Foods	13	28	2.0%	4.0%	46	60	2.3%	2.8%
Other	19	13	n/a	n/a	54	36	n/a	n/a
Total	$(25)	$256	(0.4)%	3.8%	$(57)	$557	(0.3)%	2.9%

TYSON FOODS, INC.

News Release

July 31, 2006

Chicken (30.1% of Net Sales – 3rd Quarter 2006)

(31.3% of Net Sales – Nine Months 2006)
•	Increased Chicken sales volumes were more than offset by decreased average sales prices including lower leg quarter pricing

While Chicken sales volumes increased 7.0% and 4.8% in the third quarter and nine months of fiscal 2006, respectively, as compared to the same periods last year, lower average sales prices in the third quarter and nine months of fiscal 2006 resulted in decreased Chicken segment sales of 7.8% and 3.9%, respectively.

Chicken segment operating results decreased $267 million and $384 million in the third quarter and nine months of fiscal 2006, respectively, as compared to the same periods last year, excluding plant closing related accruals of $10 million recorded in the three months of fiscal 2005 and $12 million recorded in the nine months of fiscal 2005. The decreases in operating results were primarily due to lower average sales prices, predominantly caused by an oversupply of proteins in the marketplace. Additionally, operating results were negatively impacted by the forward sales of leg quarter inventories at lower prices.                                                                                  Also, operating results were negatively impacted by higher energy costs, higher grain costs and decreased margins at the Company’s operations in Mexico. Chicken operating results for the nine months ended July 1, 2006 were positively impacted by a net loss of less than $1 million from the Company’s commodity risk management activities related to grain purchases as compared to net losses of $28 million realized in the same period last year.

Beef (47.5% of Net Sales – 3rd Quarter 2006)

(46.1% of Net Sales – Nine Months 2006)
•	Increased Beef sales volumes were more than offset by decreased average sales prices
•	Quarter three operating results improved significantly as compared to the second quarter

While Beef sales volumes increased 6.3% in the third quarter of fiscal 2006, as compared to the same period last year, lower average sales prices more than offset the volume increase and resulted in decreased Beef segment sales of 2.3%. Beef segment sales increased 1.5% in the nine months of fiscal 2006 as compared to the same period last year. The increase in sales for the nine months of fiscal 2006 was primarily due to a 4.2% increase in sales volumes, offset partially by a 2.6% decrease in average sales prices.

Beef segment operating results decreased $46 million and $208 million in the third quarter and nine months of fiscal 2006, respectively, as compared to the same periods last year, excluding plant closing related accruals of $45 million recorded in the nine months of fiscal 2006 and $10 million received in the nine months of fiscal 2005 in connection with vitamin antitrust litigation. The decreases in Beef segment operating results were primarily due to significant operating margin reductions at the Company’s Lakeside operation in Canada. Additionally, beef operating results for the three months ended July 1, 2006, were negatively impacted by net losses of $19 million from the Company’s commodity risk management activities related to its fixed forward boxed beef sales and forward live cattle purchases, a decline of $10 million from the same period last year. Beef operating results for the nine months ended July 1, 2006, were negatively impacted by $40 million from the Company’s commodity risk management activities, a decline of $29 million from the same period last year.

TYSON FOODS, INC.

News Release

July 31, 2006

Pork (11.8% of Net Sales – 3rd Quarter 2006)

(11.9% of Net Sales – Nine Months 2006)
•	Lower live costs were more than offset by decreased average sales prices

Pork segment sales decreased 7.0% and 8.4% in the third quarter and nine months of fiscal 2006, respectively, as compared to the same periods last year. The decrease in sales was primarily due to lower average sales prices.

Pork segment operating results decreased $2 million and $14 million in the third quarter and nine months of fiscal 2006, respectively, as compared to the same periods last year, excluding $33 million of costs related to a live swine legal settlement recorded in the three and nine months of fiscal 2005 and $2 million received in the nine months of fiscal 2005 in connection with vitamin antitrust litigation. Operating results were negatively impacted by an oversupply of proteins in the marketplace, resulting in decreased average sales prices, partially offset by lower average live prices.

Prepared Foods (10.4% of Net Sales – 3rd Quarter 2006)

(10.5% of Net Sales – Nine Months 2006)
• Lower average sales prices and higher operating costs resulted in decreased operating margins

Prepared Foods segment sales decreased 5.0% and 5.9% in the third quarter and nine months of fiscal 2006, as compared to the same periods last year. The decrease in sales was primarily due to lower average sales prices.

Prepared Foods segment operating income decreased $15 million and $3 million in the third quarter and nine months of fiscal 2006, respectively, as compared to the same periods last year, excluding plant closing related accruals of $14 million recorded in the nine months of fiscal 2006 and $3 million recorded in the nine months of fiscal 2005. The decreases were primarily due to lower average sales prices and higher operating costs.

TYSON FOODS, INC.

News Release

July 31, 2006

TYSON FOODS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	July 1,	July 2,	July 1,	July 2,
	2006	2005	2006	2005

Sales	$6,383	$6,708	$19,088	$19,519
Cost of Sales	6,180	6,189	18,388	18,226
	203	519	700	1,293
Selling, General and Administrative	230	220	700	688
Other Charges	(2)	43	57	48

Operating Income (Loss)	(25)	256	(57)	557
Other (Income) Expenses:
Interest Income	(11)	(2)	(17)	(7)
Interest Expense	74	58	189	179
Other	(12)	(1)	(13)	(12)
Income (Loss) before Income Taxes	(76)	201	(216)	397

Income tax (benefit) expense	(24)	70	(76)	142

Net Income (Loss)	$(52)	$131	$(140)	$255

Weighted Average Shares Outstanding:
Class A Basic	249	243	246	243
Class B Basic	96	102	99	102
Diluted	345	358	345	357
Earnings (Loss) Per Share:
Class A Basic	$(0.15)	$0.39	$(0.41)	$0.76
Class B Basic	$(0.14)	$0.35	$(0.38)	$0.68
Diluted	$(0.15)	$0.36	$(0.41)	$0.71
Cash Dividends Per Share:
Class A	$0.040	$0.040	$0.120	$0.120
Class B	$0.036	$0.036	$0.108	$0.108

Sales Growth (Decline)	(4.8)%	1.1%	(2.2)%	1.2%
Margins: (Percent of Sales)
Gross Profit	3.2%	7.7%	3.7%	6.6%
Operating Income (Loss)	(0.4)%	3.8%	(0.3)%	2.9%
Net Income (Loss)	(0.8)%	2.0%	(0.7)%	1.3%
Effective Tax Rate	(32.4)%	35.2%	(35.3)%	35.9%

TYSON FOODS, INC.

News Release

July 31, 2006

TYSON FOODS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In millions)

	(Unaudited) July 1, 2006	October 1, 2005
Assets
Current Assets:
Cash and cash equivalents	$44	$40
Short-term investment	760	-
Accounts receivable, net	1,209	1,214
Inventories	2,095	2,062
Other current assets	113	169
Total Current Assets	4,221	3,485
Net Property, Plant and Equipment	4,040	4,007
Goodwill	2,500	2,502
Other Assets	485	510
Total Assets	$11,246	$10,504

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$1,049	$126
Trade accounts payable	954	961
Other current liabilities	914	1,070
Total Current Liabilities	2,917	2,157
Long-Term Debt	3,063	2,869
Deferred Income Taxes	589	638
Other Liabilities	167	169
Shareholders’ Equity	4,510	4,671
Total Liabilities and Shareholders’ Equity	$11,246	$10,504

TYSON FOODS, INC.

News Release

July 31, 2006

TYSON FOODS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	July 1,	July 2,	July 1,	July 2,
	2006	2005	2006	2005
Cash Flows From Operating Activities:
Net income (loss)	$(52)	$131	$(140)	$255
Depreciation and amortization	130	126	383	377
Plant closing-related charges	(6)	8	46	12
Deferred income taxes and other	10	16	(111)	(12)
Net changes in working capital	(139)	183	(62)	289

Cash Provided by (Used for) Operating Activities	(57)	464	116	921

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(113)	(163)	(470)	(395)
Proceeds from sale of assets	1	7	14	23
Investments in marketable securities	50	(8)	11	(42)
Purchase of short-term investment	-	-	(750)	-
Other	1	14	11	16

Cash Used for Investing Activities	(61)	(150)	(1,184)	(398)

Cash Flows From Financing Activities:
Net change in debt	126	(307)	125	(467)
Proceeds from Notes offering	-	-	992	-
Purchases of treasury shares	(10)	(9)	(30)	(36)
Dividends	(14)	(14)	(41)	(41)
Stock options exercised and other	12	11	31	16

Cash Provided by (Used for) Financing Activities	114	(319)	1,077	(528)

Effect of Exchange Rate Change on Cash	9	2	(5)	4

Increase (Decrease) in Cash and Cash Equivalents	5	(3)	4	(1)

Cash and Cash Equivalents at Beginning of Period	39	35	40	33

Cash and Cash Equivalents at End of Period	$44	$32	$44	$32

TYSON FOODS, INC.

News Release

July 31, 2006

Tyson Foods, Inc., founded in 1935 with headquarters in Springdale, Arkansas, is the world’s largest processor and marketer of chicken, beef and pork and the second-largest food company in the Fortune 500 and a member of the S&P 500. The company produces a wide variety of protein-based and prepared food products, which are marketed under the “Powered by Tyson™” strategy. Tyson is the recognized market leader in the retail and foodservice markets it serves, providing products and service to customers throughout the United States and more than 80 countries. Tyson has approximately 114,000 Team Members employed at more than 300 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

A conference call to discuss the Company’s financial results will be held at 9 a.m. Eastern today. To listen live via telephone, call 888-791-1856. A pass code and the leader’s name will be required to join the call. The pass code is Tyson Foods and the leader’s name is Ruth Ann Wisener. International callers dial 210-234-0000. The call also will be webcast live on the Internet at http://ir.tysonfoodsinc.com. Financial information, such as this news release, as well as other quarterly information, including Company distribution channel information, can be accessed from the Company’s web site at http://ir.tysonfoodsinc.com. A telephone replay will be available through August 30 at 866-455-0475. International callers dial 203-369-1261.

Forward-Looking Statements

Certain information contained in the press release may constitute forward-looking statements, such as statements relating to expected earnings and results. These forward-looking statements are subject to a number of factors and uncertainties which could cause the Company’s actual results and experiences to differ materially from the anticipated results and expectations, expressed in such forward-looking statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from the anticipated results and expectations expressed in such forward-looking statements are the following: (i) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains, and energy; (ii)the company’s ability to realize anticipated savings from its cost reduction initiatives; (iii) market conditions for finished products, including competition from other global and domestic food processors, the supply and pricing of alternative proteins, and the demand for alternative proteins; (iv) risks associated with effectively evaluating derivatives and hedging activities; (v) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vi) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)) which could have an effect on livestock owned by the Company, the availability of livestock for purchase by the Company, consumer perception of certain protein products or the Company’s ability to access certain domestic and foreign markets; (vii) successful rationalization of existing facilities, and the operating efficiencies of the facilities; (viii) changes in the availability and relative costs of labor and contract growers, and the ability of the Company to maintain good relationships with employees, labor unions, contract growers and independent producers providing livestock to the Company; (ix) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (x) changes in consumer preference and diets, and the Company’s ability to identify and react to consumer trends; (xi) significant marketing plan changes by large customers, or the loss of one or more large customers; (xii) adverse results from litigation; (xiii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xiv) changes in regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws and occupational, health and safety laws; (xv) the ability of the Company to make effective acquisitions and successfully integrate newly acquired businesses into existing operations; (xvi) effectiveness of advertising and marketing programs; and (xvii) the effect of, or changes in, general economic conditions.